Exhibit 10.1

WAIVER & AMENDMENT NO. 4
TO CREDIT AGREEMENT

This WAIVER & AMENDMENT NO. 4 TO CREDIT AGREEMENT (this “Amendment”) is dated as of June 28, 2013 among ASSISTED LIVING CONCEPTS, INC., a Nevada corporation (the “Borrower”), the Lenders currently party to the Credit Agreement referred to below, and U.S. Bank National Association, as Administrative Agent and Collateral Agent, Swingline Lender and L/C Issuer.

RECITALS:

A.           The parties hereto are parties to that certain Credit Agreement dated as of February 18, 2011 (as amended by Amendment No. 1 thereto, dated as of May 18, 2012, Waiver and Amendment No. 2 thereto, dated as of August 1, 2012, and Waiver and Amendment No. 3 thereto, dated as of December 31, 2012, and as the same may be further amended, restated, amended, restated or otherwise modified, the “Credit Agreement”) among the Borrower, the lenders party thereto (collectively, the “Lenders” and, individually, a “Lender”), and U.S. Bank National Association, in its separate capacities as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”), as Swingline Lender (in such capacity, the “Swingline Lender”), and L/C Issuer (in such capacity, the “L/C Issuer”).

B.           The Borrower has entered into that certain Agreement and Plan of Merger, dated as of February 25, 2013 (as amended, the “Merger Agreement”), by and among the Borrower, Aid Holdings, LLC and Aid Merger Sub, LLC (“Merger Sub”).

C.           The Borrower intends to prepay the Loans in full and replace, collateralize, or otherwise provide for any outstanding Letters of Credit as of the closing date of the transaction contemplated by the Merger Agreement.

D.           Lenders and Borrower desire to amend the Credit Agreement as provided below.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Definitions.  This Amendment is a Loan Document, and all capitalized terms used and not otherwise defined herein shall have the meanings given to such terms by the Credit Agreement.   The Lenders, Swingline Lender, L/C Issuer, Collateral Agent, and Administrative each acknowledges and agrees that the Merger Agreement qualifies as a Contemplated Agreement (as such term is defined in the Credit Agreement).

2.             Amendments to Credit Agreement.  Upon satisfaction of the conditions set forth herein, the Credit Agreement shall be amended, effective as of the date of this Amendment, as follows:

a.           All references to the Credit Agreement in the Credit Agreement and in any of the Loan Documents shall refer to the Credit Agreement as amended hereby.

b.           Section 2.5(d) of the Credit Agreement is hereby amended by deleting the final sentence thereof.

c.           The reference to “2%” in Section 2.9(c) of the Credit Agreement is hereby replaced with “4%”.

d.           New Section 6.1(g) is hereby added to the Credit Agreement to read as follows:

“(g)        Non-Recurring Expense Reports.

As soon as available, but in any event not later than 45 days after the end of each of the first eleven monthly periods of each Fiscal Year of the Borrower, a report detailing any extraordinary, unusual, special, one-time or non-recurring expenses or charges paid or incurred (i) in the prior month and (ii) in the Fiscal Year to date, with the first such report to be delivered to the Administrative Agent with the monthly financial statements for the period ended June 2013 delivered pursuant to Section 6.1(a).”

e.           Section 6.9 of the Credit Agreement is hereby deleted and replaced with the following:

“Section 6.9.  Cash Flow Forecasts.  The Borrower will use its commercially reasonable efforts to provide a 13-week cash flow forecast to the Administrative Agent not later than 10:00 AM Eastern time on Friday of each week, but in any event shall provide such 13 week cash flow not later than the close of business on the third Business Day thereafter; provided, however, upon the occurrence of a force majeure event, the deadline by which the Borrower must deliver the 13-week cash flow forecast to the Administrative Agent shall be extended until one Business Day after the conclusion of such force majeure event.”

f.            New Section 6.10 is hereby added to the Credit Agreement to read as follows:

“Section 6.10.  Weekly Meetings.

At a mutually agreeable time each week, representatives from each of the Administrative Agent and the Borrower (including the Chief Financial Officer of the Borrower) shall meet (which meeting may be conducted by conference call) to provide an update of the regulatory approval process and the overall status of the Merger Agreement; such meetings, including any information discussed or provided therein shall be treated as confidential pursuant to section 11.20 of the Credit Agreement, and each Lender and L/C Issuer acknowledges and agrees that the information discussed at such meetings may include material non-public information, and further acknowledges and agrees that it remains bound by the terms of section 11.20 of the Credit Agreement.”

g.           Section 7.15(c) of the Credit Agreement is hereby deleted and replaced with the following:

“(c)        The Borrower will obtain additional liquidity in the aggregate amount of $15 million, whether pursuant to sales of unencumbered assets, additional credit facilities, or otherwise, on or before August 2, 2013.”

h.           Section 7.16(a)(i) of the Credit Agreement is hereby amended to read in its entirety as follows:

   “(a)(i)    As soon as reasonably possible, but in any event prior to February 15, 2013 (with respect to the Mortgage in Louisiana) and January 31, 2013 (with respect to the other Mortgages), Mortgages on the properties listed on Schedule 7.16A, which are estimated to represent in the aggregate at least $25 million in fair market value.”

i.            Section 9.1(h) of the Credit Agreement is hereby deleted and replaced with the following:

   “(h) there shall occur any Change of Control; or”

j.             New Sections 9.1(i) and 9.1(j) are hereby added to the Credit Agreement to read as follows

       “(i) the Borrower shall fail, on or before August 2, 2013, to indefeasibly pay in full the Obligations and cash collateralize or otherwise provide for all outstanding Letters of Credit in a manner (and with appropriate documentation) in form and substance reasonably acceptable to the L/C Issuer; or

    (j) the Merger Agreement is terminated for any reason or any party to the Merger Agreement gives a written notice of termination of that Agreement to the other parties, in either case prior to the closing thereof.”

3.           Waiver.  Subject to the terms and conditions hereof, the Lenders hereby waive any noncompliance with Section 5.2 (Minimum Consolidated Fixed Charge Coverage Ratio) which occurs on or before August 2, 2013.  The Borrower hereby acknowledges and agrees that:  (a) except as provided by the waiver set forth in this Section 3 of this Amendment, the Lenders reserve the right to enforce strictly the Credit Agreement and any notes issued thereunder, the Loan Documents, and all other related documents or instruments; (b) the Lenders are under no duty or obligation of any kind or nature whatsoever to grant to any Loan Party any additional waivers of any type or for any period, and no course of dealing or course of performance shall be deemed to have occurred as a result of the waiver set forth herein; and (c) the Lenders’ execution of this Amendment should not be construed as a waiver or relinquishment of, or an estoppel to assert, any of their rights or remedies under the Credit Agreement or any notes issued thereunder, the Loan Documents, or any or all documents or instruments related thereto, or applicable law, except as expressly provided herein.

4.           Additional Deliverables.  The following documents shall be delivered to the Administrative Agent on or after the effective date of this Amendment as specified below:

      (a)           On or before ten (10) Business Days after the effective date of this Amendment, a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (i) the names and signatures of each officer of such Loan Party authorized to execute and deliver this Amendment; (ii) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Amendment and the Acknowledgment and Consent of Guarantors; and (iii) the absence of any material change to the Constituent Documents of such Loan Party since the later of December 31, 2012, and the date of the most recent set of Constituent Documents of a Loan Party delivered to the Administrative Agent; and

  (b)           Promptly following a request, such other documents and information as the Administrative Agent may reasonably request.

5.           Fees.  If, by August 2, 2013, the Borrower shall not have indefeasibly paid in full the Obligations and cash collateralized or otherwise provided for all outstanding Letters of Credit in a manner (and with appropriate documentation) in form and substance reasonably acceptable to the L/C Issuer, the Borrower shall pay to the Administrative Agent, for the account of the applicable Lenders, a fee of $250,000 payable pro rata to each Lender which becomes a party to this Amendment.

6.           Conditions.  This Amendment shall become effective as of June 30, 2013, subject only to satisfaction of each of the following conditions:

  (a)           it has been executed and delivered by the Borrower, the Required Lenders and the Administrative Agent, and acknowledged and agreed to by all of the Guarantors; and

  (b)           a certificate of the Borrower, signed by a Responsible Officer of the Borrower, certifying to the best of the Borrower’s knowledge that (A) the representations and warranties in Section 7 of this Amendment are true and correct, and (B) both the Loan Parties taken as a whole and the Borrower are Solvent, and (C) there is no default or alleged default on any material Indebtedness or material operating lease of any Group Member other than defaults or alleged defaults listed on Exhibit A and those that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect, it being agreed that for purposes of this certificate (x) material Indebtedness is Indebtedness in the outstanding principal amount of $2.5 million and (y) a material operating lease is one where breach of such operating lease would reasonably be expected to have a Material Adverse Effect.

7.           Representations and Warranties.  The Borrower repeats and reaffirms the representations and warranties set forth in Article IV of the Credit Agreement.  The Borrower also represents and warrants that the execution, delivery and performance of this Amendment are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action and do not and will not:  (i) require any consent or approval of the shareholders of the Borrower which has not been obtained; (ii) violate any provision of the articles of incorporation or bylaws of the Borrower or of any law, regulation, order, or judgment presently in effect having applicability to the Borrower or any Affiliate of the Borrower; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority, other than the filing of a Form 8-k by the Borrower; or (iv) result in any breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Borrower or any Affiliate of the Borrower pursuant to, any indenture or other agreement or instrument under which the Borrower or any such Affiliate is a party or by which it or its properties may be bound or affected.  This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally.

8.           Confirmation of Agreements.  Except as expressly provided above, the Credit Agreement, and all of the Loan Documents shall remain in full force and effect, and this Amendment shall not release, discharge or satisfy any present or future debts, obligations or liabilities to the Lenders of the Borrower or of any Guarantor or other person or entity liable for payment or performance of any of such debts, obligations or liabilities of the Borrower, or any security interest, mortgage lien or other collateral or security for any of such debts, obligations or liabilities of the Borrower or such Guarantors, or other persons or entities, or waive any default, and the Lenders expressly reserve all of their rights and remedies with respect to the Borrower and all such Guarantors or other persons or entities, and all such security interests, mortgage liens and other collateral and security.  This is an amendment and not a novation.

9.           Release.  (a)  In consideration of the agreements of Lenders and the Administrative Agent contained in this Amendment and for other good and valuable consideration, the Borrower and each Guarantor hereby release and discharge the Administrative Agent, each Lender, each L/C Lender, and their representatives, agents, employees, attorneys, successors, directors, officers, parents, affiliates, assigns, insurers and subsidiaries (each Lender, each L/C Lender, the Administrative Agent, and all such other Persons, collectively, the “Releasees”) from any and all claims, defenses, set-offs, counterclaims, actions, causes of action, suits, controversies, agreements, provisions, liabilities and demands in law or in equity, whether known or unknown (collectively, the “Claims”) which the Borrower or any Guarantor ever had, now has or may hereafter have arising from the past or present state of things, against or related to the Releasees through the date of this Amendment, relating to or arising out of the Loan Documents, including the negotiation of this Amendment; provided however, that nothing herein shall release any of the Releasees from their respective obligations pursuant to this Amendment or from Claims arising from or related to the enforcement of this Amendment.  The Borrower and each Guarantor agree to assume the risk of any and all unknown, unanticipated or misunderstood claims which are released hereby.

(b)         The Borrower and each Guarantor, on behalf of themselves and their respective assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Borrower and the Guarantor pursuant to Section 9(a) of this Amendment.  If the Borrower or any Guarantor, or their respective assigns or other legal representatives violates the foregoing covenant, the Borrower and each Guarantor, for themselves and their assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

10.         Miscellaneous.  The Borrower shall be responsible for the payment of all fees and out-of-pocket disbursements incurred by the Administrative Agent or the Lenders in connection with the preparation, execution, delivery, administration and enforcement of this Amendment and including without limitation the reasonable fees and disbursements of counsel, whether or not any transaction contemplated by this Amendment is consummated.  The provisions of this Amendment shall inure to the benefit of and be binding upon any successor to any of the parties hereto.  All agreements, representations and warranties made herein shall survive the execution of this Amendment.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.  This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Amendment is solely for the benefit of the parties hereto and their permitted successors and assigns.  No other person or entity shall have any rights under, or because of the existence of, this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ASSISTED LIVING CONCEPTS, INC.

By:	/s/ John Buono
Name: John Buono
Title: Senior Vice President, CFO and Treasurer

[Signature Page to Waiver & Amendment No. 4 to Credit Agreement]

Agreed to as of the date first above written:

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as Administrative Agent, Swingline Lender and L/C Issuer

By:	/s/ David Kopolow
Name: David Kopolow
Title: Senior Vice President

COMPASS BANK

By:	/s/ Richard P. Silva, Sr.
Name: Richard P. Silva, Sr.
Title: Vice President

FIRSTMERIT BANK, N.A.

By:	/s/ Timothy Fossa
Name: Timothy Fossa
Title: Senior Vice President

BMO HARRIS BANK N.A.

By:	/s/ Brian McManus
Name: Brian McManus
Title: Vice President

RBS CITIZENS, N.A.

By:	/s/ Patricia J. Timilty
Name: Patricia J. Timilty
Title: Vice President

[Signature Page to Waiver & Amendment No. 4 to Credit Agreement]

ACKNOWLEDGEMENT AND CONSENT OF GUARANTORS

Each of the undersigned Guarantors hereby consents to the foregoing Waiver & Amendment No. 4 to Credit Agreement and agrees that the Guaranty and Security Agreement dated as of February 18, 2011, and all related Loan Documents to which such Guarantor is a party, shall remain in full force and effect after giving effect to the foregoing Amendment.

Dated as of the date first above written.

ALC REAL ESTATE, LLC ALC PROPERTIES II, INC. TEXAS ALC II, INC.

By:	/s/ John Buono
Name: John Buono
Title: Treasurer

EXHIBIT A

EXISTING ALLEGED DEFAULTS

Any claims, rights or obligations owed or due to the Administrative Agent or any Lender, Swingline Lender or L/C Issuer, or any failure by the Borrower or any other Loan Party or Group Member to perform or take certain actions, under any of the Loan Documents in connection with, relating to or arising from any of the following matters.  The inclusion of the following on the Schedule is not, nor should it be deemed to be, an admission or agreement that any of the following, singly or collectively, are a Default or an Event of Default under the Loan Documents or that such matters have not been disclosed previously:

1.	Each of the matters and events set forth on Exhibit A to Waiver and Amendment No. 3 to Credit Agreement, dated as of December 31, 2012.

2.	The Borrower’s failure to comply with Section 5.2 (Maximum Consolidated Fixed Charge Coverage Ratio) on or before June 30, 2013.

3.	The Borrower’s failure to comply with Section 7.15(c) on or before July 2, 2013.